UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 West Butler Road

Greenville, South Carolina 29607

(Address of principal executive offices) (zip code)

(864) 422-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)

On April 27, 2016, the Board of Directors of Regional Management Corp. (the “Company”) promoted Michael S. Dymski to the position of Vice President and Chief Accounting Officer (“CAO”) (principal accounting officer) of the Company, effective immediately. Effective upon Mr. Dymski’s promotion, Donald E. Thomas, the Company’s Executive Vice President and Chief Financial Officer, ceased to serve as the Company’s principal accounting officer. Mr. Thomas will continue to serve as the Company’s principal financial officer.

Mr. Dymski, age 44, has over 20 years of finance and accounting experience in the financial services industry. Prior to his promotion to CAO, Mr. Dymski served as the Company’s Corporate Controller since 2014. From 2011 through 2013, Mr. Dymski was the Regional Controller, South USA with TD Bank, an international bank with $20 billion in revenue. From 2000 through 2010, Mr. Dymski was employed by The South Financial Group, a regional bank with $800 million in revenue, in varying roles, including Accounting Manager, Vice President and Controller, and Senior Vice President of Management Reporting. From 1994 through 1999, Mr. Dymski served as Audit and Accounting Manager in the Financial Institutions Group of the accounting, tax, and consulting firm of Elliott Davis LLC. Mr. Dymski, who earned a Bachelor of Business Administration degree from the University of Georgia, is a Certified Public Accountant, a member of the South Carolina Association of Public Accountants, and a member of the American Institute of Certified Public Accountants.

Mr. Dymski does not have any family relationships with any of the Company’s directors or executive officers. In addition, there are no arrangements or understandings between Mr. Dymski and any other person pursuant to which Mr. Dymski was selected as CAO, and there are no related party transactions involving Mr. Dymski that are reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: May 3, 2016	By:	/s/ Donald E. Thomas
Donald E. Thomas Executive Vice President and Chief Financial Officer